Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORASURE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4370966
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015
(Address of Principal Executive Offices)	(Zip Code)

ORASURE TECHNOLOGIES, INC. STOCK AWARD PLAN

(Full Title of the Plan)

Jack E. Jerrett

Senior Vice President, General Counsel and Secretary

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

Telephone (610) 882-1820

(Name, Address, and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.000001 per share and options and other rights related thereto	3,000,000(3) shares	$20.53	$60,900,000.00	$7,058.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or certain other capital adjustments.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on the NASDAQ Global Market on August 21, 2017.
(3)	Represents the additional shares of Common Stock subject to future grants under the OraSure Technologies, Inc. Stock Award Plan, as amended and restated effective as of February 21, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

This Registration Statement is filed solely to reflect an increase of 3,000,000 shares of the Registrant’s common stock, par value $0.000001 per share (the “Common Stock”), reserved for the OraSure Technologies, Inc. Stock Award Plan, as amended and restated effective as of February 21, 2017 (the “Plan”). Currently, 1,627,471 shares of Common Stock are registered for issuance under the Plan. Except as noted below, in accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-50340 filed on November 11, 2000, the Post Effective Amendments thereto filed on June 27, 2001 and February 14, 2002, Registration Statement No. 333-102235 filed December 27, 2002, Registration Statement No. 333-118385 filed August 20, 2004, Registration Statement No. 333-138814 filed November 17, 2006, Registration Statement No. 333-151077 filed May 21, 2008, Registration Statement No. 333-176315 filed August 15, 2011 and Registration Statement No. 333-198237 filed August 19, 2014 are incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

An opinion stating that the Common Stock registered hereunder, when sold and delivered in accordance with the provisions of the Plan and the terms of any applicable grant, will be validly issued, fully paid and nonassessable, has been rendered to the Company by Jack E. Jerrett, Senior Vice President and General Counsel of the Company. Mr. Jerrett owns 35,187 restricted shares of Common Stock under the Plan, and holds options to purchase 20,057 shares of Common Stock under the Plan. Mr. Jerrett is also eligible to receive future awards under the Plan.

Item 8. Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K immediately follows the signature page of this Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethlehem, Commonwealth of Pennsylvania, on this 24th day of August, 2017.

OraSure Technologies, Inc.
(Registrant)

By:	/s/ Ronald H. Spair
Ronald H. Spair

Chief Financial Officer, Chief Operating Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of this 24th day of August, 2017.

Signature	Title

(1) Principal Executive Officer

/s/ Douglas A. Michels
Douglas A. Michels	President, Chief Executive Officer and
Director

(2) Principal Financial Officer

/s/ Ronald H. Spair
Ronald H. Spair	Chief Financial Officer, Chief Operating
Officer and Director

(3) Principal Accounting Officer

/s/ Mark L. Kuna
Mark L. Kuna	Senior Vice President, Finance and Controller

(4) The following members of the Board of Directors:

* MICHAEL CELANO	Director

* RONNY B. LANCASTER	Director

* MARA G. ASPINALL	Director

* CHARLES W. PATRICK	Director

* EAMONN P. HOBBS	Director

* STEPHEN S. TANG, PH.D.	Director

*By /s/ Jack E. Jerrett

Jack E. Jerrett

Attorney-in-fact

INDEX TO EXHIBITS

4.1	Specimen certificate representing shares of OraSure Technologies, Inc. $.000001 par value Common Stock is incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (No. 333-39210).

5	Opinion of Jack E. Jerrett, Senior Vice President and General Counsel of OraSure Technologies, Inc.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jack E. Jerrett (included in Exhibit 5).

24	Power of Attorney.

99.1	OraSure Technologies, Inc. Stock Award Plan, as amended and restated effective as of February 21, 2017, is incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed April 5, 2017.

3